Exhibit 99.1

Q4 2010 Investor Conference Call

February 17, 2011

Paul Lidsky:

Thank you, operator. Good afternoon. I’d like to welcome everyone to this afternoon’s conference call. Thank you for joining us.  With me today is Greg Barnum, our Vice President of Finance and Chief Financial Officer. I’ll now turn the call over to Greg to discuss the fourth-quarter results and our outlook for the first quarter and then I will provide some additional perspectives on the fourth quarter and year.

Greg Barnum:

Thanks Paul.  In today’s conference call we will be discussing our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those anticipated, depending on a variety of factors. Please refer to Datalink’s filings with the Securities and Exchange Commission for a full discussion of our company’s risk factors.

Revenues for the fourth quarter ended December 31, 2010 increased 76% to $91 million compared to $51.8 million for the prior-year period, and increased 32% from third quarter 2010 revenues of $69.2 million.  Revenues for the year ended December 31, 2010 increased 65% to $293.7 million compared to $178.1 million in 2009.

On a GAAP basis, the company reported net earnings of $2.4 million or $0.19 per share for the fourth of 2010.  This compares to a net loss of $158,000 or $0.01 per share in the fourth quarter of 2009.  For the year ended December 31, 2010, the company reported net earnings of $2.3 million, or $0.18 per share, compared to a net loss of $555,000, or $0.04 per share in 2009.

For the rest of my comments on the income statement, I will be referring to non-GAAP amounts and percentages as reported in today’s press release. A detailed reconciliation between GAAP and non-GAAP information is contained in the tables included in the today’s press.

The primary adjustments to GAAP results are:

•                  Stock based compensation charges;

•                  Integration and transaction costs;

•                  The amortization of the backlog and customer relationship intangibles; and

•                  The income tax expense relating to the above non-GAAP adjustments.

On a Non-GAAP basis, net earnings for the fourth quarter of 2010 were $3.1 million, or $0.24 per share, compared to non-GAAP net earnings of $1.3 million, or $0.10 per share, in the fourth quarter of 2009 and net earnings of $1.4 million or $0.11 per share in the third quarter of 2010.

For year ended December 31, 2010, the company reported non-GAAP net earnings of $5.4 million, or $0.41 per share, compared to net earnings of $1.8 million, or $0.14 per share, in 2009.

Sequentially, our product revenues increased 51% to $ 59.1 million, and our service revenues increased 6% to $32 million.  The service revenues of $32 million represents the highest quarterly service revenues in our history and reflects growth in both our customer support and professional services business.

Overall gross margin in the fourth quarter of 2010 was 22.2% which is down from 24.6% in the third quarter.  This decline is primarily due to a 3% decrease in our product gross margins due to our success in closing several lower margin multi-million dollar sales at Global 100 companies during the quarter.  We believe that this market share expansion into new customer accounts with the potential for significant future business is important to our long-term success and helps leverages our fixed expenses.

Going forward we expect overall gross margins to return to between 23% to 24%.

Even with these lower gross margins our operating margin in the fourth quarter was 6.1% compared to 3.7% in the third quarter and 1.9% in the second quarter of 2010.  This operating margin improvement reflects the financial leverage that we have been talking about in our model.  In the fourth quarter, a 31% increase in revenues resulted in a 117% increase in operating income.

Our working capital position at the end of December was $21.6 million, compared to $18.1 million at the end of September 2010. Our cash and investment balance at the end of December was $9 million and our balance sheet remains debt free.

Based on our sales pipeline, and the traditional cyclical decline in first quarter revenues when compared to previous fourth quarters, we expect reported revenues to be between $77 million and $82 million for the first quarter of 2011.  Datalink’s first quarter operating expenses are typically higher than other quarters due to increased payroll taxes, audit fees and meeting expenses.  Therefore expect first quarter 2011 reported net earnings to be between $0.03 and $0.08 per share on a GAAP basis, and net earnings of between $0.09 and $0.14 per share on a non-GAAP basis.

Effective January 1, 2011, we were required to adopt a new revenue recognition accounting standard.  This new standard, which applies to all companies who sell computer hardware, requires us to now recognize all product revenues going forward upon shipment instead of upon installation as we have in the past.  Accordingly our first quarter 2011 guidance reflects this new revenue recognition policy.

We estimate that the effect of this accounting change, the impact of which is included in our first quarter 2011 revenue and earnings guidance, is approximately $8 million of revenue or about $0.05 per share.  This $8 million of revenue and $.05 of earnings represents revenues and earnings that would have been recognized in the fourth quarter of 2010 if we had been recognizing revenue upon shipment in the fourth quarter.  Without this change our first quarter 2011 revenue guidance would be between $69 million and $74 million compared to first quarter 2010 actual revenue of $62.5 million or a 10% to 18% increase and our GAAP and non-GAAP earnings per share range would be approximately $0.05 per share lower.  This compares to a GAAP net loss of $0.07 per diluted share and non-GAAP earnings of $0.01 per diluted share in the first quarter of 2010.

Let me now turn the call over to Paul.

Paul Lidsky:

Thanks Greg.  Our success in the fourth quarter of 2010 and our fiscal year are evidence that our acquisition and data center strategies are working and fueling our continued growth.  As a nationwide data center solutions provider, we increased market share in our addressable markets and expanded our wallet share with our customers as shown by our 76% fourth quarter year over year revenue growth and a 65% annual revenue growth to $294 million from $178 million in 2010.  During 2010, we successfully integrated two acquisitions while focusing on organic growth goals which yielded 33% organic growth.  Our customers are embracing our data center solutions expertise coupled with our expanded product and services portfolio.  Market trends continue to point towards an increased demand for unified computing platforms, flexible data center architectures and private cloud initiatives. Our customers continue to leverage Datalink’s expertise to improve their data center operations and infrastructure. We will continue to benefit from our partner ecosystem and our technical expertise to deliver data center solutions throughout the foreseeable future.

We acquired 272 new customers in 2010 representing almost $27.7 million in revenue compared to 154 customers in 2009 representing $17.5 million in revenue.  Additionally, 55 enterprise customers spent over $1 million with us in 2010, which is up from 31 in 2009.  The number of orders we booked over $1 million increased over 100% with

19 orders in 2010 as compared to 9 orders in 2009.  Our focus on the mix of storage, networking and servers as part of our data center strategy resulted in significant increase in all lines of business.   Our storage business grew 79% to $140 million as compared to $78 million in 2009.  Investments in our networking business, including Cisco’s UCS compute platform, resulted in $23 million, which is an increase of 187% over the $8 million in 2009. Finally, our server/compute business is up roughly 300% from $4 million in 2009 to almost $16 million in 2010.  This corresponds to a significant increase in revenue derived from our strategic partner relationships around storage, networking and computing.  Revenues from these collective partners increased 60% from approximately $150 million in 2009 to almost $240 million in 2010.

Our overall product revenues were up 51% sequentially and 90% year over year.  I believe this growth is the result of our increased focus on strategic tier 1 partners, and our expanded data center portfolio coupled with improving economic conditions. We have delivered approximately 40 heterogeneous unified data center solutions that predominantly leverage the strong alliance of NetApp, Cisco and VMware. We completed over 250 certifications in 2010 and maintain over 600 certifications within our partner ecosystem to ensure we meet our customer’s expectations of superior technical aptitude and maintain our position to be a trusted advisor of their IT operations.

Our services revenues increased 36% year over year and our portfolio continues to expand as we increase our focus on our customer intimacy model with Datalink OneCall support and remote managed services offerings in storage and backup that relies upon our expertise and customer support organization.  Our advanced technical support both leverages our close ties to our partner community and demonstrates our engineering depth and breadth in data center solutions.

During the course of 2011, our strategic initiatives will remain focused on increasing our data center product and services revenues, expanding our customer support model to include remote managed services and continuing to leverage our expense model with ever increasing revenues in order to drive shareholder value.  We will also look for additional growth opportunities that include acquisitions and organic growth greater than 2 times the overall IT market.

Finally, let me say that our proven ability to execute on our strategic initiatives will continue to sustain our growth.  Every day we hear from customers and prospects that our go to market model and strategic direction are closely aligned with their ongoing needs.  As long as we stay connected to our tier 1 OEM partners and listen to our customers, our strategic and tactical plans will drive value for everyone including our employees, customers, partners and shareholders.

With that, I’d like to turn the call back to the operator so that we can take your questions.

Operator:

[Operator conducts Q&A session]

Paul Lidsky:

Thank you again for joining us today. Have a great afternoon.